Exhibit 99.1

China Green Agriculture, Inc. Announces Private Placement and

Rejects Short’s Allegations

XI'AN, China, October 2, 2014 /PRNewswire-FirstCall/ -- China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture", "we" or the "Company"), a company that mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced a private placement in the Company’s common stock.

The Company’s Board of Directors approved a private placement investment in the Company’s common stocks from Mr. Tao Li, chairman and CEO of the Company on October 1, 2014. In the transaction, the Company offers, sells and issues 496,445 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), in a private placement to Mr. Tao Li, at a purchase price of $2.25 per share, the closing price of the Common Stock on October 1, 2014, for an aggregate purchase price of $1,117,000 pursuant to and in accordance with the terms and provisions of a Securities Purchase Agreement in a form previously presented to the Board.

Together with accumulative subscriptions during the past two years, Mr. Tao Li had purchased a total of 829,896 shares of the Common Stock from the Company with an over $2 million investment of his personal wealth accumulatively since 2012.

The Company also rejects allegations raised in a recent known short seller’s article. The Company believes the short seller’s article contains numerous errors of fact, and is riddled with misleading speculations.

The Company is engaged in open and transparent communications with investors, security analysts and the public via dialogs of press releases, conference calls, investment conferences, company tours, investor days, and shareholder letters on a regular basis.

Over the past few years, the Company had been subject to accusations made by short sellers, whose stands were to profit from the drop in the Company’s share price. The Company had rebutted all the short sellers’ accusations historically and will refute this time in detail via subsequent press releases and shareholder letters as it did before.

The Company intends to take necessary legal measures against any intentionally misleading and false allegations, and deliberate attempts to manipulate its stock prices, in order to protect the interests of the stockholders.

Mr. Tao Li, Chairman and CEO of the Company, said, “We firmly stand by all the consistent information contained in our filings in both China and U.S. We are fully committed to the reliability and transparency of our reporting.”

Mr. Li continued, “In the new fiscal year, we are focused, on building our comprehensive framework of offline, online, and online-to-offline business strategies, to transform our business model in the new competition landscape of agriculture industry,” Mr. Li concluded, “I will lead my team, to grow the Company with more business, and deliver better earnings to afford the Company to better reward our shareholders. I welcome all parties that are genuinely interested in gaining a better understanding of the Company's business model, financial performance, and the agriculture industry, to visit the Company and meet the management.”

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, blended fertilizers, organic compound fertilizers, mixed organic-inorganic compound fertilizers, slow-release fertilizers, highly concentrated water soluble fertilizers and agricultural products, such as top-grade fruits, vegetables, flowers and colored seedlings through its wholly-owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong"), Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng") and a variable interest entity, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 125 different kinds of fertilizer products as of June 30, 2014, all of which are certified by the government of the People's Republic of China ("PRC") as "Green Food Production Materials", as certified by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products through 926 distributors in 27 provinces, four autonomous regions, and three central government controlled municipalities in PRC. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizers, blended fertilizers, organic compound fertilizers, and mixed organic-inorganic compound fertilizers. As of June 30, 2014, Gufeng produced and sold 328 different kinds of fertilizer products, and marketed its products through 263 distributors among China. As of June 30, 2014, the Company had a total of 1,189 distributors and 453 different fertilizer products. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Ms. Ran Liu (English and Chinese)
Tel: +86-29-88266383; 13389205500
Email: liuran@cgagri.com

SOURCE: China Green Agriculture, Inc.